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                                                                    EXHIBIT 99.1

                             DIGITAL ISLAND, INC.

                               April  11,  2000

          The purpose of this letter is to inform you of the new equity incentive program which the Compensation Committee of the Board of Directors has authorized as a special vehicle to retain the services of management level individuals essential to the Company's future financial success. The new program will provide you and other selected individuals with the opportunity to replace your outstanding underwater options with a restricted share grant in which you will vest in a series of installments over your period of continued employment with the Company. This program is in lieu of the retention option grant program contemporaneously being initiated for employees below the level of vice president. No employees are eligible for both programs.

          Participation in the new program is entirely voluntary, and you may elect to keep your outstanding options rather than to exchange those options for the new restricted share grant. Basically, the new program will work as summarized below. Additional information concerning the program may also be found in the attached Question and Answer Summary.

                      SUMMARY OF OPTION EXCHANGE PROGRAM

          * You may elect at any time on or before the close of business on April 23, 2001 to exchange one or more of your outstanding unexercised option grants (whether vested or unvested) with an exercise price per share in excess of $8.00 for a restricted share grant. Attached Schedule I lists each of your
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current stock option grants with exercise prices in excess of $8.00 per share.
Your election can be made on an individual grant by grant basis, but you cannot elect to replace only part of a particular grant. Once made, your election will be irrevocable.

          * The number of shares subject to each restricted share grant will be dependent upon the exercise price of the stock option grant which that restricted share grant replaces. The ratio at which option shares will be converted into restricted share grants will be determined in accordance with the following table:

                                                    Number of Option Shares
          Exercise Price Per Share              Cancelled Per Restricted Share
          ------------------------              ------------------------------

          Less than $10.00                            1.5 Option Shares
          $10.00 to $26.00                              3 Option Shares
          $27.00 to $50.00                              6 Option Shares
          Over $50.00                                  10 Option Shares

          Accordingly, if you were to elect to exchange (i) an option covering 15,000 shares of the Company's common stock with an exercise price of $8.25 per share and (ii) an option
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covering 24,000 shares with an exercise price of $17.188 per share, you would receive a restricted share grant of 10,000 shares in cancellation of your first option and a restricted share grant of 8,000 shares for your second option. The exact number of shares which would be issuable to you as a restricted share grant for each of your outstanding options is set forth on attached Schedule I.
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          *    As a condition to participation in the program, you must elect to replace all stock options granted to you after October 10, 2000. The retention of any post-October 10, 2000 option grants by a participant would have an adverse impact upon the Company's financial statements by reason of the recent changes in the accounting treatment applicable to repriced options.

          * Each option which you elect to have replaced will be cancelled on April 23, 2001, and you will cease to have any further right or entitlement to purchase shares of the Company's common stock under that cancelled option. The shares subject to each of your cancelled options will be returned to the share reserve under the Company's 1999 Stock Incentive Plan and will be used to fund the shares of common stock which are to be issued to you pursuant to your restricted share grant as well as the option grants being made under the concurrent program.

          * At the time you submit your election form indicating the option grants you wish to exchange for restricted share grants, you must make a cash payment to the Company in a dollar amount equal to the number of restricted shares you are to receive in such exchange, multiplied by the $.001 per share par value of those shares. The restricted shares will initially be held by the Company in escrow and will be issued to you as those shares vest. You will be required to deliver to the Company an executed Stock Issuance Agreement for your restricted shares shortly after the April 23, 2001 expiration date of this exchange offer. The form of Stock Issuance Agreement is attached as Schedule II.
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          *    One-third of the shares subject to your restricted share grant will vest upon your continuation in the Company's employ through April 30, 2002. The balance of the shares will vest in a series of four (4) successive equal semi-annual installments over your period of continued employment with the Company. The semi-annual issuances will occur on the last business day of April and October each year, with the first such issuance to occur on October 31, 2002. Each semi-annual issue date is designed to occur within what the Company anticipates will be an open trading window following the release of the Company's financial statements for the preceding quarter.

                    * The shares subject to your restricted grant will be subject to accelerated vesting in whole or in part should your employment terminate in connection with certain changes in control or ownership of the Company. If you currently have an employment agreement with the Company, the specific vesting acceleration provisions, if any, in effect under that agreement for the options you surrender for cancellation will carry over to the restricted shares issued in exchange. Accordingly, you should review the change in control provisions in effect under your existing employment agreement with the Company.
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          *    You will recognize immediate taxable income as your restricted shares vest. The amount of your taxable income on each such vesting date will be equal to the closing selling price of the number of shares which vest on that date (less the par value you paid for those shares), and the Company will not actually issue the stock certificates for your vested shares until you satisfy the applicable federal and state withholding taxes or arrange for the payment of such taxes through a same-day sale of a portion of your vested shares.

          Assume that you exchange your option for a restricted share grant covering 30,000 shares. On April 30, 2002, you vest in one third of the shares subject to that grant -- 10,000 shares. If the closing selling per share of the Company's common stock is $10.00 per share on that date, then you will recognize immediate taxable income of $100,000.00, and you will have to pay the Company the applicable federal and state income and employment withholding taxes on that income--approximately $35,500.00. The vested shares will be registered under the S-8 registration statement for the 1999 Stock Incentive Plan and can be sold immediately if you have a Rule 10b-5(1) selling plan in place. The same type of tax result will occur on each subsequent vesting date for your restricted share grant.

          * Alternatively, you may file an election under Internal Revenue Code Section 83(b) to be taxed immediately upon the fair market value of your restricted shares (the closing selling price on April 24, 2001). Your election must be made within 30 days after that date. However, if you make such an election, you must pay the Company the withholding taxes due as a result of that election, and should you subsequently leave the Company's employ before you vest in your restricted shares, you will not be entitled to recover any taxes you may have paid in connection with the original issuance of those unvested shares

          We strongly urge you to consult with you tax advisor in order to make sure that you understand the tax consequences of your participation in the program.

          * You may also want to consider the implementation of a selling plan under SEC Rule 10b-5(1) or the delivery of irrevocable sell orders to a Company-designated brokerage firm so that a specified number of your shares can be sold on each vesting date in order to provide the requisite funds to satisfy your withholding tax obligations.

          * The shares subject to your restricted share grant will be registered under the federal securities laws and will be freely tradable upon vesting, subject to any market black-out period imposed by the Company and your compliance (to the extent applicable to you) with the Section 16 short swing profit restrictions (the acquisition of the shares will be an exempt purchase) and the Rule 144 sale requirements (other than the one-year holding period requirement).
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          *    You will not become entitled to any further share issuances under your restricted share grant following your termination of employment with the Company, and all unvested shares you hold at the time of such termination will be forfeited without any payment or other consideration due you for those shares.

          * Nothing in this program shall confer upon you any right to continue in the employ of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of you or the Company, which rights are hereby expressly reserved by each, to terminate your employment at any time for any reason, with or without cause.

          In order to participate in the program, you must complete the Election form below and return your signed and dated Election, together with attached
Schedule I indicating the option grants subject to your election, to Howard
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Lasky at the Company's corporate headquarters no later than the close of business on April 23, 2001.

          As all compensation matters are personal and confidential between the Company and each employee, we ask your cooperation in not discussing this program with anyone else within the Company.

          We are pleased to have made this new option exchange program available to you and hope that you will find your new restricted share grant a valuable addition to your total compensation package. Should you have any further questions concerning your award, please contact Peter Ekman at (415) _________.

                                              Very truly yours,

                                              Ruanne Ernst
                                              Chief Executive Officer

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                                   ELECTION
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          I hereby acknowledge receipt of the Company's letter of April 11, 2001 informing me of the opportunity to participate in a special equity incentive program pursuant to which I can exchange one or more of my stock options with an exercise price in excess of $8.00 per share (an "Eligible Option") for a restricted share grant in accordance with a pre-established exchange ratio based on the exercise price per share of each Eligible Option. I understand that the restricted share grant will be subject to a three (3)-year earn-out period tied to my continued employment with the Company.

          I understand that as a condition to my participation in the program, I must elect to exchange all options granted to me after October 10, 2000 (the "Recent Options").

          I hereby irrevocably elect as follows:

          _____ I elect to exchange all of my Eligible Options and all my Recent Options.

          _____ I elect to exchange (i) those Eligible Options which I have circled on attached Schedule I plus (ii) all my Recent Options.

          _____ I elect not to participate in the program and will retain only my existing stock options.

          I understand and agree that each of my options which I have elected to exchange under the program will be cancelled on April 23, 2001 and I will have no further right or entitlement to purchase any shares of the Company's common stock pursuant to those cancelled options.

          I understand that my election must  be accompanied by a cash payment to the Company equal  to the $.001 per share par value of each restricted share
I am to receive in exchange for the Eligible Options I have selected for participation in the program. I further understand and agree that I must deliver an executed Stock Issuance Agreement to the Company with respect to those restricted shares. The form of that agreement is attached as Schedule II.
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                                             SIGNATURE:_________________________

                                             PRINTED NAME:______________________

                                             DATED: APRIL _____, 2001